UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 4, 2016

EMERGENT BIOSOLUTIONS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Suite 400, Gaithersburg, Maryland	20879
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (240) 631-3200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          As previously announced, effective as of January 4, 2016, Barry Labinger, the former Executive Vice President and President of the company's biosciences division, resigned from the company. In connection with the resignation, the company and Mr. Labinger entered into a consulting agreement on January 4, 2016, pursuant to which Mr. Labinger will provide consulting services consisting of strategy, advice and guidance in connection with the company's planned spin-off of its biosciences business into a separate, stand-alone public company, which will be named Aptevo Therapeutics Inc. Upon the effectiveness of the spin-off, the consulting agreement automatically will be assigned to Aptevo, and thereafter Mr. Labinger will provide to Aptevo consulting services consisting of strategy, advice and guidance in connection with Aptevo's business activities. The consulting agreement will remain in effect until March 31, 2018, unless it is earlier terminated by the company for "cause" (as defined in the consulting agreement) or by Mr. Labinger in accordance with the terms of the consulting agreement.  During the term of the consulting agreement, Mr. Labinger will receive a consulting fee of $3,000 per month until March 31, 2016 and $1,500 per month thereafter and be reimbursed for his reasonable out-of-pocket expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2016	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ A.B. Cruz III A.B. Cruz III Executive Vice President, General Counsel and Corporate Secretary